# Share Certificate

of

## Goxus Inc.

**(the "Company")**

An Exempted Company incorporated in the Cayman Islands
The share capital of the Company is USD50,000.00 divided into 250,000,000 Ordinary shares of par value USD0.0002 each.

This is to certify that the undermentioned entity is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company.

| | | | | | |
|---|---|---|---|---|---|
| Name & Address of the Shareholder: | | | | | |
| Certificate No.: | | No. of Shares: | (Ordinary Shares) | Consideration Paid: | **Fully paid** |

Date of Issue:

Given under the common seal of the Company on the date stated herein.



Goxus Inc.
COMMON
SEAL

Director/Office

*NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE*